EXHIBIT 21



                                                   Subsidiaries


Name                                                 State of Incorporation
----                                                 ----------------------
Milan Holding, Inc.                                     Delaware
Mylan Inc.                                              Delaware
Mylan Pharmaceuticals Inc.                              West Virginia
Mylan Caribe Inc.                                       Vermont
Bertek Pharmaceuticals, Inc.                            Texas
Mylan Technologies, Inc.                                West Virginia
American Triumvirate Insurance Company                  Vermont
Roderick Corporation                                    Delaware
UDL Laboratories, Inc.                                  Illinois
Bertek Pharmaceuticals Inc. Research                    Delaware
     and Development Division